Exhibit 10.60

SECOND COLLABORATION AND LICENSE AGREEMENT

(Muscular Dystrophy and Beta Thalassemia)

This Collaboration and License Agreement (the “Agreement”) between AVI BioPharma, Inc. of One S.W. Columbia, Suite 1105, Portland OR 97258 (“AVI”) and Ercole Biotech, Inc., of 7030 Kit Creek RD, Suite 150, Morrisville, NC (“Ercole”) is entered into and made effective this 1st day of May, 2007 (the “Effective Date”).

OVERVIEW

AVI owns or controls certain patents related to morpholino chemistry (the “AVI Patents”, as identified on Exhibit 4), including those licensed under that certain Agreement between AVI and Anti-Gene Development Group effective May 19, 1993 and amended March, 2000 (the “AGDG Agreement”).

Ercole controls certain patents (the “Isis Splicing Patents”, as identified on Exhibit 3) related to RNA splicing licensed under that certain Collaboration and License Agreement between Ercole and Isis Pharmaceuticals effective May 16, 2003 (the “Isis CLA”).

Ercole controls certain patents (the “Ercole Splicing Patents”) related to RNA splicing licensed under that certain License Agreement between Ercole and The University of North Carolina at Chapel Hill effective October 15, 2001 (the “UNC License”).

The parties have entered into a Collaboration and License Agreement dated December 19, 2006 (the “First Collaboration Agreement”).

The parties wish to expand their collaboration by engaging in joint activities related to the discovery and development of pharmaceutical products that utilize inventions covered by the AVI Patents, the Isis Splicing Patents and/or the Ercole Splicing Patents to treat Muscular Dystrophy (“MD”) and Beta Thalassemia (“BT”).

Capitalized terms used in this Agreement have the meanings set forth in Exhibit 1.

In consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

Article 1. Joint Steering Committee and Management of the Collaboration

1.1                       Establishment of Joint Steering Committee.  The parties shall establish a Joint Steering Committee (“JSC”), which shall have a total of four members, with two members appointed by each party.  Members of the JSC may be represented at any meeting by a designee appointed by such party for such meeting, provided that reasonable advance notice is provided to the other party and such designee, if not an employee of the party, shall be subject to an appropriate confidentiality agreement.  Each party shall be free to change its members on prior written notice to the other party.  Each party may, in its discretion and upon reasonable notice to the other party, invite non-JSC employees and consultants of such party to attend such meeting, provided that such non-JSC employees and consultants shall be subject to appropriate confidentiality agreements.  The JSC shall exist until the expiration or termination of its responsibilities set forth in this Agreement.

1.2                       Responsibilities of the Joint Steering Committee.  In addition to the responsibilities expressly described elsewhere in this Agreement, the JSC shall:

(a)                    draft the R&D Plan and present it to the parties for approval;

(b)                   monitor activities and execution of the R&D Plan;

(c)                    develop updates or amendments to the R&D Plan including, but not limited to, the annual updates specified in Section 2.4, and recommend such updates or amendments to the parties for approval;

(d)                   select compounds as candidates for clinical development (“IND Candidates”);

(e)                    develop a plan related to the conduct of clinical trials and commercialization of Products developed under this Agreement;

(f)                      attempt to settle disputes or disagreements that are unresolved by the Primary Contact Persons; and

(g)                   perform any other activities related to the R&D Plan as may be requested by the parties from time to time.

In no circumstance shall the JSC (i) have any authority to make any determination that either party is in breach of its obligations under the R&D Plan or this agreement; or (ii) have the authority to amend either this Agreement or the R&D Plan, other than the ability to recommend updates or amendments for approval by the parties.

1.3                       Meetings and Minutes of the Joint Steering Committee.  The JSC shall meet on such dates and times as the parties shall agree, but no less frequently than once every three months.  The meetings shall alternate between the offices of the parties unless the parties agree otherwise.  JSC meetings may take place via teleconference, videoconference or similar electronic or virtual media; provided, however, that the JSC shall meet in person at least twice every calendar year during the course of implementing the R&D Plan.  In addition to these required meetings, the JSC may also be polled or consulted from time to time by means of telecommunications, video conference or correspondence, as deemed necessary or appropriate to fulfil its obligations under this Agreement.  The JSC will be chaired by an-ERCOLE nominated member during odd-numbered years (2007, 2009, etc…) and by an AVI-nominated member during even-numbered years (2008, 2010, etc…).  The chairperson shall convene and preside at meetings of the JSC, but the chairperson shall not be entitled to prevent items from being discussed or to cast any tie-breaking vote.  Not later than thirty (30) days after the Effective Date, the JSC shall hold an organizational meeting.  Reasonably detailed written minutes will be kept by the chairperson of all JSC meetings and will reflect material decisions made at such meetings.  Draft meeting minutes will be sent to each member of the JSC for review and approval within ten (10) business days after a meeting.  Minutes will be deemed approved unless a member of the JSC objects to the accuracy or completeness of such minutes within thirty (30) calendar days of receipt.

1.4                       JSC Decision-Making and Dispute Resolution.  The representatives of each party shall collectively have one vote on behalf of such party; provided however, that no such vote taken at a meeting shall be valid unless a representative of each party is present and participates in the vote.  The JSC may take actions only by unanimous consent.  Should the JSC be unable to reach unanimous consent on any matter within the JSC’s area of responsibility, the matter shall be resolved in accordance with the following provisions:

(a)                    The JSC shall initially refer the matter to the senior management of the parties for resolution in accordance with Section 14.6.1.  Should the parties’ senior managements be unable to resolve the issue, then it shall be resolved as specified in this Section 1.4 (b) through (d).

(b)                   If the matter relates solely or primarily to the MD program or a MD Product, then AVI shall have the right to resolve the matter in its discretion.

(c)                    If the matter relates solely or primarily to the BT program or a BT Product, then Ercole shall have the right to resolve the matter in its discretion.

(d)                   If the matter relates substantially to both a MD Product and a BT Product, then the matter shall be resolved in accordance with Section 14.6.2.

1.5                       Primary Contact Persons.  Each party shall designate a primary contact person (a “Primary Contact Person”) who shall be responsible for the day-to-day interactions between the parties related to activities pursued under the R&D Plan and the oversight of day-to-day operations of these activities.  The Primary Contact Persons shall attempt to resolve any disputes that arise during the implementation of the R&D Plan.  If the Primary Contact Persons cannot resolve any such dispute within thirty (30) days (or such longer reasonable period of time as they may agree), or if the Primary Contact Persons reasonably believe that they will not be able to resolve any such dispute within such period, the Primary Contact Persons shall refer the dispute to the Joint Steering Committee which shall attempt to resolve the issue in accordance with Section 1.4.

1.6                       Expenses.  Each party shall bear all travel and related costs and expenses for its members, designees and non-JSC invitees to attend meetings of, and otherwise participate on, the JSC and such expenses shall not be considered Shared Costs.

Article 2. R&D Plan

2.1                       General.  The parties shall engage in research regarding the development of Products in accordance with the R&D Plan.  During the course of implementing the R&D Plan, the parties shall communicate regularly and shall assume certain rights and responsibilities for the development of the Products in accordance with the R&D Plan.

2.2                       Creation.  AVI shall provide a proposed R&D Plan for the first year to the JSC regarding the research program for MD or an MD Product within sixty (60) days after the Effective Date and Ercole shall provide a proposed R&D Plan to the JSC for the first year regarding the research program for BT or a BT Product within sixty (60) days after the Effective Date.  The JSC shall use reasonable efforts to adopt an initial R&D Plan covering both the BT research program, MD research program and any MD Product or BT Product within ninety (90) days after the Effective Date.  Upon approval by the JSC, the initial R&D Plan will be attached as Appendix A to this Agreement.

2.3                       Contents.  The R&D Plan shall set forth a strategy and planned activities for the discovery and development of each product. The R&D Plan shall also include an annual Budget.  The Budget shall set forth the budget for the BT and MD research programs and development of each Product during the applicable time period.  The Budget shall also specifically allocate the costs to be incurred by ERCOLE and by AVI for the period covered in the Budget.  Each Budget shall be prepared on a cash basis and shall provide a level of detail that is reasonably consistent with the initial Budget.

2.4                       Updates; Candidate Selection.  By September 30 of each year, the JSC shall update the R&D Plan to reflect a strategy, plan and Budget for the next calendar year (or other period agreed upon by the JSC) and shall submit such R&D Plan for approval by the parties.  Each party shall use commercially reasonable efforts to approve an updated R&D Plan within thirty (30) days of receipt.  In addition, when the JSC designates a compound as a candidate to be the subject of an IND filing as either a BT Product or an MD Product, the responsible party (i.e., Ercole in the case of a BT Product or AVI in the case of an MD Product) shall promptly prepare and submit to the JSC for review and approval a proposed plan for the clinical development of such Product, which will be incorporated into the Budget.

2.5                       Amending the Plan.  At any time during the course of research or development, the parties may amend the R&D Plan upon mutual written agreement.

2.6                       Shared Costs.  Unless otherwise set forth in an approved Budget and except as otherwise provided in this Agreement, each party shall be responsible for 50% of the Outside Research Costs and 50% of Direct Development Costs. Within thirty (30) days after the end of each calendar quarter, each party shall report to the other party, through the JSC, the aggregate Outside Research Costs and Direct Development Costs (together sometimes referred to as “Shared Costs”) incurred to date, along with such documentation as may be reasonably requested by the other Party to support such expenses.  Within forty five (45) days of the end of each calendar quarter, the Party which has incurred a lower aggregate amount of such costs shall reimburse the other Party one-half (1/2) of the difference in the Parties’ respective costs (net of prior reimbursement). The parties anticipate that a substantial portion of the costs of performing the R&D Plan will be funded by third parties through grants or other funding arrangements.  With respect to third party funding directed to supporting research and development of a MD Product, Ercole agrees to take such actions as may be reasonably requested to accommodate the requirements of entities providing funding for such MD Product, provided that Ercole shall not be required to amend this

Agreement in a manner that would conflict with any other legal obligations of Ercole.  With respect to third party funding directed to supporting research and development of a BT Product, AVI agrees to take such actions as may be reasonably requested to accommodate the requirements of entities providing funding for such BT Product, provided that AVI shall not be required to amend this Agreement in a manner that would conflict with any other legal obligations of Ercole.

2.7                       Disputed Costs and Opting Out.

(a)                                  If the JSC cannot reach agreement over Shared Costs proposed by a party to implement the R&D Plan, the issue shall be referred to senior management as provided for in Section 1.4(a).   If the senior management reaches agreement, then the R&D Plan and Budget shall be modified accordingly.  If the senior management cannot reach agreement over such proposed costs (the “Disputed Costs”), such dispute shall be resolved as provided for in Section 1.4(b)-(d).  If a party exercises its rights to resolve a dispute related to Disputed Costs pursuant to Section 1.4(b) or (c) over the objection of the other party, then the other party may either continue to fund its 50% share of the Shared Costs related to the Product or may elect to reduce its financial support for the Product (referred to as “Opting Out”).  If a party elects to Opt Out, then the other party (the “Continuing Party”) shall be entitled to receive under Section 5.2(b) an amount that is calculated as follows: the amount of Shared Costs incurred by the Continuing Party related to the Product that is not matched by the party that Opts Out is multiplied by 1.4, and that amount is compounded quarterly at the compounding rate of twenty percent (20%) per annum (the total amount is called the “Compounded Disputed Costs”), for the period commencing on the date the expense is incurred for so long as any portion of the Compounded Disputed Costs remain outstanding.  If the dispute related to costs is not resolved under 1.4(a)-(c), such dispute may be resolved through arbitration in accordance with Section 14.6.2.  While the matter is in arbitration, the party that proposed the Disputed Costs may, in its sole discretion, incur such costs, in addition to those allocated to such party in the Budget, and the parties otherwise would proceed in accordance with the then existing R&D Plan and Budget until the matter is resolved.  If the Disputed Costs, or any portion thereof, are determined through arbitration in accordance with Section 14.6.2 to be Shared Costs that are reasonably necessary to develop a Product and the proposing party has paid such costs, then the proposing party shall be entitled to receive under Section 5.2(b) Compounded Disputed Costs in the manner calculated above.  A party may at any time pay to the other party all or any portion of the Compounded Disputed Costs that would otherwise continue to compound at a 20% annual rate.  If the Disputed Costs are determined pursuant to Section 14.6.2 not to be Shared Costs that are reasonably necessary to develop the Product, and the proposing party has paid such costs, then the proposing party shall bear such costs and shall not be entitled to recover such costs under Section 5.2.   At any time that the cumulative amount of Compounded Disputed Costs that the Continuing Party is entitled to recover related to a Product exceeds    *   , such party may elect to treat the Opting Out party as having abandoned that Product.  The Continuing Party may make this election by providing written notice to the Opting Out party.  If a party makes this election, then the Continuing Party shall thereafter be entitled to retain all proceeds from the sublicensing or other commercial development of the Product, subject only to an obligation to pay amounts described in Section 5.2(a) and an obligation to pay the Opting Out party a royalty equal to    *    of Net Sales of the Product.

(b)                                 In addition, either party may elect at any time (regardless of whether any Disputed Costs or Compounded Disputed Costs have arisen or accrued) to abandon a Product. The party that elects to abandon a Product (the “Abandoning Party”) shall make this election by providing written notice to the other party.  If a party makes this election, then the other party shall thereafter be entitled to retain all proceeds from the sublicensing or other commercial development of the Product, subject only to an obligation to pay amounts described in Section 5.2(a) and an obligation to pay the Abandoning Party a royalty equal to    *    of Net Sales of the Product.

(c)                                  For purposes of this Section, the term “Product” means all Products that involve the use of the active pharmaceutical ingredient(s) tested in experiments that the Opting Out party elected not to fund or, in the case of an Abandoning Party, all Products that involve the use of the active pharmaceutical ingredient(s) identified in the notice of abandonment.

Article 3. License Grants

3.1                       AVI License Grants.  Subject to the AGDG Agreement, AVI grants Ercole an (i) exclusive worldwide license to the AVI Patents to research, develop, import and export, use, and sell BT Products and (ii) a non-exclusive license to engage in all other research and development activities under the R&D Plan.

3.2                       Sublicenses under AVI Patent Rights.  Subject to the terms and conditions of this Agreement and during the License Term, Ercole (subject to review by the JSC as described in Section 5.1) will have the right to grant sublicenses under the license from AVI set forth in Section 3.1 to third parties solely for the purposes of enabling such third party to discover, develop and commercialize the BT Products.  Any such sublicense shall be subject to and consistent with the terms and conditions of this Agreement.  In the event of a material default by any such sublicensee of such AVI Patent Rights, Ercole will (i) inform AVI of such default; (ii) hold AVI harmless; and (iii) take any action reasonably necessary to prevent such default from giving AGDG the right to terminate the AGDG Agreement.  Such actions may include, but are not limited to, causing the sublicensee promptly to cure the default and terminating the sublicense.

3.3                       Ercole License Grants.  Subject to the UNC License and Isis CLA, Ercole grants to AVI (i) an exclusive worldwide license to the Splicing Patents to research, develop,

make and have made, import and export, use and sell MD Products and (ii) a non-exclusive license to engage in all other research and development activities under the R&D Plan.

3.4                       Sublicenses Under the Splicing Patents.  Subject to the terms and conditions of this Agreement and during the License Term, AVI (subject to review by the JSC as described in Section 5.1) may grant a sublicense to a third party collaborator under the Splicing Patents solely for the purposes of enabling such third party to develop and commercialize the MD Products.   Any such sublicense granted by AVI under this Agreement shall be subject to and will be consistent with the terms and conditions of this Agreement, the Isis CLA and the UNC License.  Without limiting the generality of the foregoing, as required by the Isis CLA, AVI shall not grant any sublicenses to the MD Products until an IND has been submitted for such Product.   In the event of a material default by any sublicense under an AVI sublicense, AVI will (i) notify Ercole of such default; (ii) hold Ercole harmless; and (iii) take any action reasonably necessary to prevent such default from giving UNC or Isis the right to terminate the UNC License or the Isis CLA, as the case may be.  Such actions may include, but are not limited to, causing the sublicense promptly to cure the default and terminating the sublicense.

3.5                       General Sublicense Terms.  The grant of any sublicense under Sections 3.2 or 3.4 will not relieve either party of its obligations under this agreement.  Upon the grant of a sublicense, the sublicensing party shall promptly notify the other party of such sublicense, and shall provide contact information for such sublicense to the other party.

3.6                       Other Rights.  If the sale or use of a Product that bears a royalty payable to the other party under this Agreement or under the First Collaboration Agreement would infringe patent rights owned or controlled by the other party (other than Patents expressly licensed hereunder), the party controlling such patents covenants not to seek an injunction against infringement or otherwise enforce such patents in a manner that would prevent the other party or its affiliates or sublicensees from developing or commercializing the relevant Product and will, upon request, negotiate a commercially reasonable license to such patents.

3.7                       License Term.  The licenses granted under this Article 3 shall begin on the Effective Date and, unless earlier terminated in accordance with the terms of this Agreement, shall end on the later of (i) the expiration of the last to expire patent included in the Patents, or (ii) if all patents listed in subpart (i) are found to be either invalid or unenforceable, ten (10) years from the Effective Date (this time period being the “License Term”).

Article 4. Intellectual Property

4.1                       Ownership of Inventions and Patents

4.1.1                        Rights to Pre-Existing Inventions.  Nothing in this Agreement shall be deemed to grant a license or any other right in any inventions, technology, discoveries or other proprietary property (collective, “Inventions”) that were in existence before the effective date of this Agreement except as specified in Article 3 or this Article 4.

4.1.2                        Rights to Non-Mixed Inventions.  Ercole shall own all rights to any Inventions made under the R&D Plan which relate solely to the Splicing Patents or are Covered solely by the Splicing Patents (each an “Ercole Invention,” any patent claiming such an invention being an “Ercole Invention Patent”).  AVI shall own all rights to any Inventions made under the R&D Plan which relate solely to the AVI Patents or are Covered solely by the AVI Patents (each an “AVI Invention,” any patent claiming such an invention being an “AVI Invention Patent”).

4.1.3                        Rights to Mixed Inventions.  AVI and Ercole will jointly hold title to all Inventions, whether or not patentable, that are made by either or both parties under the R&D Plan that relate to or are Covered by both the AVI Patents and the Splicing Patents (each a “Jointly Owned Invention”), as well as to any Patents filed thereon (each a “Jointly Owned Invention Patent”).  AVI and Ercole will promptly provide each other with notice whenever a Jointly Owned Invention is made or identified.  The parties agree and acknowledge that, except insofar as this Agreement provides otherwise, the default rights conferred on joint owners under US patent law as of the Effective Date, including the right of each party to independently practice, license and use a joint patent, will apply in relation to the Jointly Owned Invention Patents throughout the world as though US patent law applied worldwide.

4.1.4                        Rights to Compound Inventions.  Notwithstanding anything else in this Article 4, any Invention of a Splicing Modulator or an analog thereof or any Invention related to the use of such Splicing Modulator(s) (either being a “Compound Invention”) which is related to the treatment of BT and not to MD and that arises from activities under the R&D Plan shall be solely owned by Ercole.  All Compound Inventions related to the treatment of MD and not to BT shall be solely owned by AVI.

4.1.5                        Cooperation. The parties agree, upon reasonable request, to execute any documents reasonably necessary to effect and perfect each other’s ownership of any Invention.

4.2                       Various Patent-Related Matters

4.2.1                        Filing, Prosecution, Enforcement, Maintenance and Defense of Patents.  AVI shall have the sole and exclusive right, in its sole discretion and at its sole expense, to file, prosecute, maintain, enforce and defend the AVI Patents and the AVI Invention Patents.  Ercole shall have the sole and exclusive right, in its sole discretion and at its sole expense, to file, prosecute, maintain, enforce and defend the Ercole Patents and the Ercole Invention Patents.  Should a party (the “Pursuing party”) pursuing such actions reasonably request the other party’s assistance in such pursuit, such other party shall provide such assistance at the Pursuing party’s expense.

4.2.2                        Disposition of Damages and Monetary Awards.    In the event of the successful enforcement of patents under Section 4.2.1, then each party shall be entitled first to recover its expenses associated with the enforcement action and the remaining proceeds shall be treated as proceeds from a sublicense and disbursed in accordance with Section 5.2.

4.2.3                        Filing, Prosecution, Enforcement, Maintenance and Defense of Jointly Owned Patents.  Ercole and AVI will, in good faith, negotiate an appropriate arrangement for the use, prosecution, maintenance and enforcement of any Jointly Owned Invention Patents.  Such arrangement shall address the disposition of any damages or monetary awards resulting from any enforcement of the Jointly Owned Patents.

4.3                       Third Party Patents.

4.3.1                        Notice and Control.  If either party becomes aware of a patent assigned to a third party that includes one or more claims which could potentially be infringed by activities conducted by either party under this Agreement, it will immediately inform the other party, and representatives of AVI and Ercole will meet to discuss whether any action is warranted and, if so, possible courses of action.  If the third party patent claim relates primarily to AVI technology, AVI will take the lead in any negotiations or legal actions with the third party, taking into consideration suggestions made by Ercole and Ercole’s counsel, and AVI shall have final say in any settlement or business arrangement with the third party.  If the third party patent claim relates primarily to Ercole technology, Ercole will take the lead in any negotiations or legal actions with the third party, taking into consideration suggestions made by AVI and AVI’s counsel, and Ercole shall have final say in any settlement or business arrangement with the third party.   Each party will be responsible for its own legal expenses related to such actions.

4.3.2                        New Third Party Royalty Payments.  If any license agreement or settlement is entered into pursuant to Section 4.3.1 that establishes a royalty or other payment obligation to a third party on sales of Products, such obligation will be equally shared by the parties as either Shared Costs or, if commercial or sublicense proceeds are available, pursuant to Section 5.2(a).

Article 5. Commercialization and Compensation

5.1                       Commercialization.  The JSC shall be responsible for developing a commercialization plan for the Products, it being understood that the parties anticipate that a substantial portion of clinical development and commercialization activities for Products will be conducted by one or more third parties under sublicense(s) granted by one or both of the parties.  The parties shall cooperate and keep the JSC fully informed regarding potential commercial sublicenses.  The JSC shall review any proposed grant to a third party of commercial rights with respect to a Product.  In the event that the JSC is unable to reach agreement regarding whether to grant a particular sublicense or the appropriate terms thereof, if the arrangement relates solely or primarily to an MD Product for which an IND has been filed, then AVI shall have the right to grant the license or sublicense in its discretion and if the arrangement relates solely or primarily to a BT Product for which an IND has been filed then Ercole shall have the right to grant the license or sublicense in its discretion.

5.2                       Proceeds.  The parties intend for the net proceeds from sublicensing and commercialization of Products to be divided equally between the parties.   Accordingly, except as provided in Section 2.7 related to a Product abandoned by a party, the proceeds from any license or sublicense related to a Product shall be disbursed in the following order:

(a)                                  to satisfy any obligations under the AGDG Agreement, the Isis CLA, the UNC License or any other bona fide obligation to a third party related to rights covered by the sublicense;

(b)                                 to a party for Compounded Disputed Costs that have accrued under Section 2.7 related to Product(s) covered by that sublicense; and

(c)                                  to reimburse each party for all Shared Costs incurred under this Agreement related to Product(s) covered by that sublicense to the extent such costs have not previously been reimbursed;  and

(d)                                 50% of the remaining proceeds shall be paid to each party.

5.3                       Production. If Ercole desires to make or have made any BT Product that involves the use of one or more chemical compounds Covered by the AVI Patents, Ercole will so notify AVI, and Ercole and AVI will negotiate and execute a supply agreement covering the manufacture of that particular compound to support Ercole’s development and commercial needs (“Supply Plan”).  The supply agreement will provide for either: a) the supply of material to Ercole by AVI (with financial terms for cost recovery but no manufacturing margins); or b) the transfer of the manufacturing process to a third-party reasonably acceptable to Ercole and AVI.

5.4                       Compensation Waiver.  The parties acknowledge that the joint activities contemplated by this Agreement involve substantial sharing of risk and that the collaboration contemplated by this Agreement requires mutual trust and cooperation.  The parties further acknowledge that an essential element of the collaboration is an agreement to respect the intellectual property rights of the other party.  Accordingly, each party agrees that if it directly or through a third party contests the validity, scope or enforceability of any patent rights licensed or sublicensed to it by the other party under this Agreement or assists any third party in doing so, the party that engages in or assists in the conduct of such contest or challenge (the “Challenging Party”): (i) irrevocably waives all rights to any payment from the other party under this Agreement; (ii) agrees that the other party may immediately terminate any and all licenses granted to the Challenging Party under this Agreement or under any other agreement; (iii) agrees to disburse all proceeds from any license or sublicense related to a Product to the other party, after satisfying any third party obligations pursuant to Section 5.2(a); and (iv) agrees to reimburse the other party for all costs incurred in connection with the applicable legal proceedings.  In the event that all or any portion of this Section 5.4 is invalid, illegal or unenforceable, then the parties will use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, gives effect to the intent of this Section 5.4.

Article 6. Limited Exclusivity

From the Effective Date until the termination of the R&D Plan, neither party shall engage in research regarding or undertake development of a Product except in accordance with this Agreement.   Except as specified in this Article 6 and as provided for in the licenses granted under Article 3, nothing in this Agreement shall be construed to prevent either party from developing or commercializing any treatment for either MD or BT alone or in collaboration with any third party.

Article 7. Confidentiality

7.1                       Nondisclosure Obligation. All Confidential Information disclosed by one party to the other party hereunder will be maintained in confidence by the receiving party and will not be disclosed to a third party or Affiliate or used for any purpose except as set forth below.

7.2                       Permitted Disclosures.  Except as otherwise provided herein, a party may disclose Confidential Information received from the other party:

(a)                    to governmental or other regulatory agencies in order to obtain Patents or approval to conduct clinical trials, or to gain marketing approval; provided that such disclosure may be made only to the extent reasonably necessary to obtain such patents or approvals;

(b)                   to Affiliates, sublicensees, agents, consultants, and/or other third parties for the development, manufacturing and/or marketing of the Product (or for such parties to determine their interest in performing such activities) in accordance with this Agreement on the condition that such Affiliates, sublicensees and third parties agree to be bound by confidentiality obligations substantially similar to those contained in this Agreement; or

(c)                    if such disclosure is required by law or court order.

7.3                       Disclosure of This Agreement.  Either party may disclose (i) a copy of this Agreement on a confidential basis to prospective investors or sublicensees and (ii) a mutually agreed upon redacted copy of this Agreement on a confidential basis to prospective collaborators.

Article 8. Publication and Publicity

8.1                       Publication of Clinical Trials and other Studies. Each party may publish such results obtained from clinical trials and other studies of a Product as is customary in the industry.

8.2                       Publication of Results of the R&D Plan and Product Details.  Except as provided otherwise herein, the parties will be entitled to publish or present on the results of the R&D Plan hereunder and any Product, provided that the party seeking to publish will deliver to the other party for its review a copy of any proposed publication, poster or an abstract of any oral presentation at scientific meetings involving any Product hereunder, or the Confidential Information of the other party, at least 45 days prior to submission of scientific publications or abstracts of oral presentations.  The reviewing party will have the right to request that any of its Confidential Information be deleted from such publication or presentation, and the disclosing party will comply with that request.  If the disclosing party does not receive any feedback from the reviewing party within that 45-day period, the disclosing party will be free to proceed with the publication or presentation except that neither party may publish on the other party’s Products without the prior written approval of the other party, which may be given at that party’s sole discretion.

8.3                       Publicity.  Except as otherwise provided herein or required by law, neither party will originate any publication, news release or other public announcement, written or oral, whether in the public press, or stockholders’ reports, or otherwise, relating to this Agreement or activities conducted as part of the R&D Plan, and neither party will use the name, trademark, trade name, logo or likeness of the other party or its employees in any publicity, news release or disclosure relating to this Agreement, or its subject matter, without the prior permission of the other party.   Notwithstanding the foregoing, a Continuing Party may make such public disclosures as it deems appropriate related to the Product without consent of the party that Opts Out with respect to that Product, so long as such disclosure does not involve the trademark, trade name, logo or likeness of the party that Opts Out.

8.4                       Quiet Period.  In the event that either party (the “Registering Party”) seeks to register any of its securities with the Securities and Exchange Commission, then upon the request of the Registering Party, the other party shall refrain from identifying the Registering Party in any press release, advertisement, speech or any other communication which might be deemed a prospectus under Section 5(b) of the Securities Act of 1933 until such time that the Registering party communicates to the other party that it has registered such securities.

Article 9. Indemnification

9.1                       Indemnification by Ercole.  Ercole will indemnify, defend and hold AVI and its agents, employees, officers and directors (the “AVI Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees) arising out of third party claims or suits related to (a) Ercole’s performance of its obligations under this Agreement; or (b) breach by Ercole of its representations and warranties set forth in Article 11;  provided, however, that Ercole’s obligations pursuant to this Section 9.1 will not apply to the extent such claims or suits result from (y) the gross negligence or willful misconduct of any of the AVI Indemnitees or (z) a breach by AVI of its representations and warranties set forth in Article 11. Ercole shall also indemnify AGDG to the extent required by the AGDG Agreement.

9.2                       Indemnification by AVI.  AVI will indemnify, defend and hold Ercole and its agents, employees, officers and directors (the “Ercole Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees) arising out of third party claims or suits related to (a) AVI’s performance of its obligations under this Agreement; or (b) breach by AVI of its representations and warranties set forth in Article 11; provided however, that AVI’s obligations pursuant to this Section 9.2 will not apply to the extent that such claims or suits result from (y) the gross negligence or willful misconduct of any of the Ercole Indemnitees or (z) a breach by Ercole of its representations and warranties set forth in Article 11.   AVI shall also indemnify UNC and Isis to the extent required by the UNC License or the Isis CLA, as the case may be.

9.3                       Notification of Claims; Conditions to Indemnification Obligations.  As a condition to a party’s right to receive indemnification under this Article 9, it will (i) promptly notify the other party as soon as it becomes aware of a claim or action for which indemnification may be sought pursuant to this Article, (ii) cooperate with the indemnifying party in the defense of such claim or suit, and (iii) permit the indemnifying party to control the defense of such claim or suit, including without limitation the right to select defense counsel. In no event, however, may the indemnifying party compromise or settle any claim or suit in a manner which admits fault or negligence on the part of the indemnified party without the prior written consent of the indemnified party. The indemnifying party will have no liability under this Article 9 with respect to claims or suits settled or compromised without its prior written consent.

Article 10. Term and Termination

10.1                 Termination of Agreement. This Agreement shall continue in full force and effect for the License Term unless terminated as set forth in this Article 10.

10.2                 Termination upon Breach.  If one party is in breach of this Agreement and has not cured such breach within ninety (90) days after receipt of written notice requesting cure of the breach, then the non-breaching party may upon written notice to the breaching party terminate the rights and licenses granted hereunder to the breaching party.  In such event, if Ercole is the terminating party, the rights and licenses granted to Ercole with respect to BT Products shall remain exclusive, such that AVI upon such termination grants to Ercole an exclusive, royalty-free (as to AVI), worldwide license, with the right to sublicense, to practice AVI’s Patents as described under Sections 3.1 and 3.2. In such event, if AVI is the terminating party, the rights and licenses granted to AVI with respect to MD Products shall remain exclusive, such that Ercole upon such termination grants to AVI an exclusive, royalty-free (as to Ercole), worldwide license, with the right to sublicense, to practice Ercole’s Patents as described under Sections 3.3 and 3.4.  Any royalty, milestone or other payment obligations of the non-breaching party to the breaching party shall cease as of the date of such termination except to the extent such payments are required under a third party license agreement (e.g., the AGDG Agreement, the UNC License, the Isis CLA or a license entered into pursuant to Section 4.3).  Alternatively, if one party breaches this Agreement and such breach jeopardizes the rights of the other party under a third party license agreement (e.g., the AGDG Agreement, the UNC License, the Isis CLA or a license entered into pursuant to Section 4.3), then the non-breaching party may, at its sole discretion, elect in writing to terminate only those third party rights granted to the other party hereunder, without terminating the remainder of this Agreement.  In such instance, the breaching party shall have only such cure rights as are expressly provided for in the applicable third party license agreement.  For clarification, failure to pay undisputed Shared Costs constitutes a breach of this Agreement, but Opting Out or otherwise electing not to fund Shared Costs that are proposed but are not agreed upon does not constitute a breach.

10.3                 Termination upon Bankruptcy; Rights in Bankruptcy.  This Agreement may be terminated with written notice by either party at any time during the License Term upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings by the other party or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other party; provided, however, in the case of any involuntary bankruptcy proceeding such right to terminate will only become effective if the party consents to the involuntary bankruptcy or such proceeding is not dismissed within 90 days of the filing thereof.

All rights and licenses granted under or pursuant to this Agreement by AVI or Ercole are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The parties agree that the parties, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code.

10.4                 Accrued Rights and Surviving Obligations.

10.4.1                  Surviving Obligations.  Expiration or termination of the Agreement will not relieve the parties of any obligation accruing prior to such expiration or termination, including, but not limited to, Sections 1.6, 2.6 (relating to Shared Costs incurred prior to termination), 2.7, 4.1, and Articles 7-14

10.4.2                  Sublicenses.  The rights of any sublicensee under any permitted sublicense granted pursuant to Section 3.2 or 3.4 will survive the termination of this Agreement to the extent provided in the sublicense, and the licensor therein agrees to assign all such sublicenses to the other party hereto.  All payments then or thereafter due to such licensor from each surviving sublicense shall become owed directly to the other party hereto; provided that such party shall remit to the other party the amount by which any such payments exceed the corresponding amount that would have been payable hereunder.

Article 11. Representations and Warranties; Disclaimer

11.1                 Representations and Warranties of Both parties.  Each party represents and warrants to the other party that, as of the Effective Date:

(a)                    Such party is duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)                   Such party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

(c)                    This Agreement is a legal and valid obligation of such party, binding upon such party and enforceable against such party in accordance with the terms of this Agreement.  The execution, delivery and performance of this Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which such party is a party or by which such party may be bound, and does not violate any law or regulation of any court, governmental body or administrative or other agency having authority over such party. All consents, approvals and authorizations from all governmental authorities or other third parties required to be obtained by such party in connection with this Agreement have been obtained;

(d)                   Such party has the full and exclusive right, power and authority to enter into this Agreement, to perform its obligations under this Agreement (including the R&D Plan) and to grant the licenses granted hereunder;

11.2                 Representations and Warranties of Ercole.  Ercole represents and warrants that, as of the date of this Agreement:

(a)                    Other than the Isis CLA and that UNC License, there are no agreements between Ercole and any third parties which would preclude or otherwise limit its ability to conduct its tasks and obligations under the R&D Plan or otherwise fulfill its obligations under this Agreement;

(b)                   The Isis CLA and the UNC License are in full force and effect, and the copies attached in the First Collaboration Agreement are accurate and complete.

(c)                    Ercole shall not amend the Isis CLA or UNC License in a way that would adversely affect the rights of AVI hereunder to practice the sublicensed technology without AVI’s express written consent.

11.3                 Representations and Warranties of AVI.  AVI represents and warrants that, as of the date of this Agreement:

(a)                    Other than the AGDG Agreement, there are no agreements between AVI and any third parties which would preclude or otherwise limit AVI’s ability to conduct its tasks and obligations under the R&D Plan or otherwise fulfill its obligations under this Agreement;

(b)                   The AGDG Agreement is in full force and effect, and the copy attached in the First Collaboration Agreement is accurate and complete. AVI may not amend the AGDG Agreement in a way that would adversely affect the rights of Ercole hereunder to practice the sublicensed technology without Ercole’s express written consent.

(c)                    AVI expressly acknowledges the limitations and restrictions that apply to sublicensees under the UNC License and Isis CLA and warrants that it will adhere to such limitations and restrictions.

11.4                 Disclaimers.

THE SPLICING MODULATORS AND SERVICES PROVIED UNDER THE R&D PLAN ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

THE PARTIES EXPRESSLY DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS, UNLESS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.

Article 12. Notice

All notices which are required or permitted hereunder will be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to AVI, to:

One S.W. Columbia, Suite 1105

Portland OR 97258

Attention:  President

Fax No: 503-227-0751

if to Ercole, to:

PO Box 12295

Research Triangle Park, NC 27709

Attention:  CEO

Fax No:  617-245-9757

with a copy to:

Hutchison Law Group PLLC

5410 Trinity Road, Suite 400

Raleigh, North Carolina  27607

Attn:  William N. Wofford

Fax No:  1 (919) 829 9696

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice will be deemed to have been given when delivered if personally delivered or sent by facsimile on a business day, on the business day after dispatch if sent by nationally-recognized overnight courier and on the third business day following the date of mailing if sent by mail.

Article 13. Records

Each party will maintain records, in sufficient detail and in good scientific manner, which will fully and properly reflect all work done and results achieved in the performance of its responsibilities under the R&D Plan hereunder.  Each party will have the right, during normal business hours and upon reasonable prior notice, to inspect and copy those records of the other party referred to herein that are necessary or useful to the inspecting party for the purposes of making any required filings with Regulatory Authorities in order to obtain manufacturing approvals and/or marketing approvals. Each party will maintain such records and the information disclosed therein in confidence in accordance with Article 7.

Article 14. Miscellaneous Provisions

14.1                 Relationship of the parties. It is expressly agreed that AVI and Ercole will be independent contractors and that the relationship between the two parties will not constitute a partnership, joint venture or agency. Neither AVI nor Ercole will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on the other, without the prior consent of the other party.

14.2                 Successors and Assigns.  Neither this Agreement nor any interest hereunder may be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred by either party without the prior written consent of the other party; provided, however, that either party may, without such consent, assign the Agreement and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates (whether by sale of stock, sale of assets or merger).  Any permitted assignee will assume all obligations of its assignor under the Agreement.  This Agreement will be binding upon the successors and permitted assigns of the parties.  Any attempted assignment not in accordance with this Section 14.2 will be void. For clarification, in no event will any proper assignment or other transfer of this Agreement cause an increase in the obligations of the assigning party or its successor or assign (e.g., no intellectual property rights owned or controlled by such successor or assign shall be licensed or assigned under this Agreement except as expressly provided for in Section3.6).

14.3                 Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties with respect to the license and development of Products hereunder. All express or implied agreements and understandings, either oral or written, heretofore made by the parties on the same subject matter are expressly superseded by this Agreement. The Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto. This Agreement shall not be deemed to amend or terminate the First Collaboration Agreement, but in the event of any conflict related to a MD Product or a BT Product between this Agreement and the First Collaboration Agreement, this Agreement shall prevail.

14.4                 Force Majeure.  Neither party will be held liable or responsible to the other party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including, without limitation, embargoes, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, or acts of nature. The affected party will notify the other party of such force majeure circumstances as soon as reasonably practical and will make every reasonable effort to mitigate the effects of such force majeure circumstances.

14.5                 Applicable Law. The Agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflicts of law principles.

14.6                 Dispute Resolution.

14.6.1                  The parties recognize that disputes may from time to time arise between the parties during the term of this Agreement.  The parties agree to follow the dispute resolution mechanisms provided for in Sections 1.1 and 1.4.  In the event that such procedures do not resolve the dispute, either party, by written notice to the other party, may refer such dispute to the parties’ respective executive officers designated below, for attempted resolution by good faith negotiations within 30 days after such notice is received.  Said executive officers are as follows:

For AVI:	President
For Ercole:	Chief Executive Officer

14.6.2  If the executives are not able to resolve the dispute within thirty (30) days of their first meeting or within such extended period as they agree upon, either party may submit the matter to binding arbitration in accordance with this Section 14.6.2.  Except as specified below, the arbitration shall be conducted in accordance with the rules of, and under the auspices of, the American Arbitration Association (the “AAA”).  The arbitration will be conducted by a single independent arbitrator with relevant technical expertise who is selected by the AAA administrator.  If Ercole is the claimant, the location of the arbitration shall be in Portland, Oregon and if AVI is the claimant, the location of the arbitration shall be in Raleigh, North Carolina. This Agreement shall remain in effect pending completion of the proceedings brought under this Section.  Within ten (10) business days after the arbitrator is selected, each party shall submit to the arbitrator that party’s proposed resolution of the dispute and justification therefor.  All arbitration proceedings must be completed within 30 days after the arbitration is convened.  The parties hereby agree that the arbitrator has authority to issue rulings and orders regarding all procedural and evidentiary matters that the arbitrator deems reasonable and necessary with or without petition therefor by the parties as well as the final ruling and judgment.  Rulings shall be issued by written order summarizing the arbitration proceedings.  Any judgment or award by the arbitrator in any dispute shall have the same force and effect as the final judgment of a court of competent jurisdiction.  Nothing in this arbitration clause shall prevent either party from seeking a pre-award attachment of assets or preliminary relief to enforce its rights in intellectual property or confidentiality obligations under this Agreement, or to enjoin any event that might cause irreparable injury, in a court of competent jurisdiction prior to an award on the merits by the arbitrator.

14.7                 No Consequential Damages.

IN NO EVENT WILL EITHER PARTY OR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR REVENUE, OR CLAIMS OF CUSTOMERS OF ANY OF THEM OR OTHER THIRD PARTIES FOR SUCH OR OTHER DAMAGES.

Notwithstanding the foregoing, if Ercole materially breaches its obligations with respect to the AGDG Agreement, then Ercole may be liable for damages arising as a consequence of such breach and if AVI materially breaches its obligations with respect to the UNC License or the Isis CLA, then AVI may be liable for damages arising as a consequence of such breach.

14.8                 Captions.  The underlined captions to the various Articles, Sections and Subsections hereof are not a part of the Agreement, but are provided as a convenience to assist in locating and reading parts of the Agreement.

14.9                 Waiver.  The waiver by either party of any right under this Agreement, or the failure to perform, or a breach by the other party will not be deemed a waiver of any other right under this Agreement or of any other breach or failure by said other party whether of a similar nature or otherwise.

14.10           Compliance with Law.  Nothing in this Agreement will be deemed to permit a party to export, re-export or otherwise transfer any Product sold under this Agreement without compliance with applicable laws.

14.11           Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affect the substantive rights of the parties. The parties will in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, maintains the balance of the rights and obligations of the parties under this Agreement.

14.12           Construction.  Each party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting party will not apply.

14.13           Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

In witness whereof, the parties have executed this Agreement as of the Effective Date.

Ercole Biotech, Inc.	AVI BioPharma, Inc.

By:	By:

Name:	Name:

Title:	Title:

Exhibit 1. Definitions

AGDG Agreement means that certain agreement between AVI and Anti-Gene Development Group effective May 19, 1993 and amended in March, 2000.

Affiliate                             with respect to either party means any person, organization, corporation or other business entity (collectively, “Person”) controlling, controlled by, or under common control with such party.  For purposes of this definition, “control” refers to the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, of a Person.

AVI Invention has the meaning set forth in Section 4.1.2.

AVI Invention Patent has the meaning set forth in Section 4.1.2.

AVI Patents means the Patents listed in Exhibit 4.

BT Product means (I) a product that includes a Compound Invention owned by Ercole under Section 4.1.4 or (II) any product that meets all of the following criteria: (a) it is designed, intended or labeled for the treatment of thalassemia in humans; (b) it is discovered or developed with the use of any of the inventions Covered by claims in the Splicing Patent; and (c) it involves the use of one or more chemical compounds Covered by the AVI Patents.

Confidential Information means information which is (a) of a confidential and proprietary nature; and (b) not readily available to that party’s competitors and which, if known by a competitor of that party, might lessen any competitive advantage of that party or give such competitor a competitive advantage.

For the purposes of this Agreement, “Confidential Information” includes, without limitation, (a) information that is proprietary or confidential or which is treated by that party as confidential and which relates either directly or indirectly to the business of that party regardless of the form in which that information is constituted, and which is not lawfully in the public domain; and (b) any confidential information in relation to Patents, technology, know-how, or any improvements owned or controlled by a party hereto.

“Confidential Information” will not include any information that the receiving party can establish by written records: (i) was known by it prior to the receipt of Confidential Information from the disclosing party; (ii) was disclosed to the receiving party by a third party having the right to do so; (iii) was, or subsequently became, in the public domain through no fault of the receiving party, its officers, directors, employees or agents; (iv) was concurrently or subsequently developed by personnel of the receiving party without having had access to the disclosing party’s Confidential Information; (v) was disclosed with the prior written consent of the disclosing party; or (vi) was disclosed by the receiving party pursuant to any judicial or governmental request, requirement or order.

Covered, Covering or Cover mean any process, method, organism or part thereof, composition of matter, biological compound or part thereof which when made, used, practiced or sold would, but for the applicable license granted pursuant to this Agreement constitute an infringement of any Valid Claim, or Claims, in the referenced Patent.

Direct Development Costs means, on a cash basis, the following costs incurred by either party with respect to an MD Product or a BT Product after such Product has been designated as an IND Candidate:  (a) direct costs of labor (including only salaries, wages and current period employee benefits (but specifically excluding expenses associated with stock options or other equity-based or deferred compensation)), raw materials, supplies, services, fees, and other resources, directly and exclusively consumed or used in the conduct of the applicable activity, (b) payments required to be made by either party under a third party license agreement (e.g., the AGDG Agreement, the UNC License, the Isis CLA or a license entered into pursuant to Section 4.3); provided, however, that the following costs shall not be deemed Direct Development Costs: (i) corporate overhead expenses, including, but not limited to, general administration, business development, travel, entertainment, executive management, facilities, finance, information system and data management services, investor relations, human resources, legal, payroll, purchasing, and corporate supervisory services; (ii) amortization and depreciation expenses, interest expenses, taxes, extraordinary or nonrecurring losses customarily deducted by a party in calculating and reporting consolidated net income and capital expenditures (including, but not limited to, purchases of facilities, property or equipment), and inventory write-offs (to the extent not attributable to a Product); (iii) consulting (including legal) fees unless set forth in a mutually approved budget; (iv) costs to prosecute or maintain patent rights; and (v) payments made to any related party or Affiliates unless set forth in a mutually approved budget.  For clarification, if a party incurs costs that are reimbursed or otherwise paid for by a third party (e.g., by a governmental grant), such costs shall not constitute Direct Development Costs.

Ercole Invention has the meaning set forth in Section 4.1.2.

Ercole Invention Patent has the meaning set forth in Section 4.1.2.

Ercole Splicing Patents means the Patents listed in Exhibit 2.

Invention                      has the meaning set forth in Section 4.1.1 herein.

Isis CLA                           means that certain Collaboration and License Agreement between Ercole and Isis Pharmaceuticals effective May 16, 2003, as amended.

Isis Splicing Patents shall mean the Patents listed in Exhibit 3.

Jointly Owned Invention has the meaning set forth in Section4.1.3.

Jointly Owned Invention Patent has the meaning set forth in Section Error! Reference source not found.4.1.3.

License Term                    has the meaning set forth in Section 3.7.

MD Product means (I) a product that includes a Compound Invention owned by AVI under Section 4.1.4 or (II) any product that meets all of the following criteria: (a) it is designed, intended or labeled for the treatment of muscular dystrophy in humans; (b) it is discovered or developed with the use of any of the inventions Covered by claims in the Splicing Patent; and (c) it involves the use of one or more chemical compounds Covered by the AVI Patents.

Net Sales                          means the gross amount invoiced for sales, leases and other dispositions of Products by a Party, its Affiliates, and sublicensees, to an independent Third Party in an arms-length transaction,  less: (a) trade, quantity and cash discounts allowed; (b) discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other allowances which effectively reduce the net selling price; (c) credits for actual Product returns; (d) any tax imposed on the production, sale, delivery or use of the Product, including, without limitation, sales, use, excise or value added taxes; (e) allowance for bad debt expense that are more than ninety (90) days old and that the party reasonably believes are uncollectible.

“Net Sales” excludes: (i) the transfer of reasonable and customary quantities of free samples of Product(s) and the transfer of Product(s) as clinical trial materials, other than for subsequent resale; (ii) sales or transfers of Product(s) among Ercole or AVI and their respective Affiliates, unless the receiving Party is the consumer or user of the Product; and (iii) use by Ercole or AVI or their respective Affiliates or sublicensees of Product for any use connected with the securing of regulatory approval or validating of a manufacturing process or the obtaining of other necessary approvals for Product (unless such Product is subsequently sold).

Notwithstanding the foregoing, if (i) royalties are payable by AVI or Ercole under a third party license agreement (e.g., the AGDG Agreement, the UNC License, the Isis CLA or a license entered into pursuant to Section 4.3)_and  (ii) Net Sales are required to be calculated differently under such agreement, then, the Parties will use the definition described in the third party license for the calculation of royalties hereunder.

Outside Research Costs means, on a cash basis, the following costs incurred by either party with respect to an MD Product or a BT Product after the Effective Date and before such Product has been designated as an IND Candidate:  (a) payments made to third parties to engage in pre-clinical research or regulatory consulting related to such Product, and (b) payments required to be made by either party under a third party license agreement (e.g., the AGDG Agreement, the UNC License, the Isis CLA or a license entered into pursuant to Section 4.3); provided, however, that the following costs shall not be deemed Outside Research Costs: (i) consulting (including legal) fees unless set forth in a mutually approved budget; and (ii) payments made to any related party or Affiliates unless set forth in a mutually approved budget.  For clarification, if a party incurs costs that are reimbursed or otherwise paid for by a third party (e.g., by a governmental grant), such costs shall not constitute Outside Research Costs.

Patent or Patents means the AVI Patents, Isis Patents, UNC Patents, AVI Invention Patents, and Ercole Invention Patents, together with any (a) patent applications (including provisional applications) included therein; (b) any patents issuing from such patent applications; (c) any continuations-in-part, but only to the extent that they Cover the same invention claimed in the foregoing, (d) all patents and patent applications worldwide based on, corresponding to, or claiming the priority date(s) of any of the foregoing; (e) any reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, requests for continued examination, or divisions of or to any of the foregoing; and (f) term extension or other governmental action which provide exclusive rights to a Product beyond the original patent expiration date.

Product                               means the BT Product or the MD Product, or both.

Splicing Modulator  means an oligonucleotide or analog thereof that selectively modulates RNA Splicing or polyadenylation by a non-Rnase dependent mechanism at the nucleic acid level by specifically binding to the sequence of a selected messenger or viral ribonucleic acid (RNA) by base-pairing, thus causing a selective pattern of gene expression.

Splicing Patents means the Isis Splicing Patents and the Ercole Splicing Patents.

UNC License means that certain License Agreement between Ercole and The University of North Carolina at Chapel Hill effective October 15, 2001, as amended.

Valid Claim means a claim of an issued patent or pending patent application included within the Patents, which claim has not (a) lapsed, been canceled or become abandoned, (b) been declared invalid or unenforceable by a non-appealable decision or judgment of a court or other appropriate body or authority of competent jurisdiction, or (c) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

Exhibit 2. Ercole Splicing Patents

[Redacted]

Exhibit 3. Isis Splicing Patents

Isis Splicing Patents

[Redacted]

Exhibit 4.  AVI Patents

[Redacted]